Exhibit 99.1

CLARIENT REPORTS SECOND QUARTER REVENUE UP 40 PERCENT

New Molecular Tests and Increased Case Volume Continue to Drive Revenue Growth;

First Net Income Reported; Revenue Guidance Increased

Aliso Viejo, CA, August 4, 2009 - Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the pharmaceutical industry, today reported financial results for the second quarter and six months ended June 30, 2009.  Financial results included a 40 percent increase in revenue for the second quarter of 2009 versus the second quarter of 2008, and a 43 percent increase in revenue for this year’s first six months versus the first six months of 2008.

Second quarter revenue was $23.7 million, compared to $16.9 million for the same period in 2008. Clarient has now posted 20 consecutive quarters of sequential revenue growth.  Revenue for this year’s six-month period was $46.9 million, up from $32.8 million in the year-earlier period.

Case volume in the second quarter increased to 33,853 cases, a 29.2 percent increase from the same period in 2008.  For the second quarter of 2009, testing volume totaled 236,196, up 21.7 percent from the same period in 2008.  The Company’s customer base of oncology and pathology practices in the U.S. increased to more than 1,000 active clients at June 30, 2009, from 950 active clients at March 31, 2009.

“Our success in adding new customers, same store sales to current clients, and new product launches continued to drive strong growth in the second quarter, our 20th in a row with sequential growth. These initiatives combined with our new sales force expansion are the foundation for our future success, and should continue to provide a solid growth trajectory throughout the year,” said Ron Andrews, Clarient Vice Chairman and Chief Executive Officer. “What has changed is the strength of our balance sheet and reaching critical mass in terms of revenues - finally putting us in a position to realize the operating leverage and profits that are possible under this business model.  In the second quarter, profits were constrained by investments in much needed infrastructure initiatives, so it is very gratifying for our entire team that we were able to balance these investments and still post our first net income from continuing operations.”

The Company’s operating income for the second quarter of 2009 was $771 thousand compared with an operating loss of $1.7 million for the same period of 2008.  For the six months ended June 30, 2009, operating income was $2.3 million versus an operating loss of $1.9 million for the six months ended June 30, 2008.

Clarient’s net income for the quarter was $29 thousand. However, the net amount applicable to common shareholders was a loss of $4.3 million, or $0.06 per share. This was due to a $4.3 million non-cash deemed dividend arising from a “beneficial conversion feature” in the second tranche of the Oak Purchase Agreement. This “in-the-money non-detachable” conversion feature of the issued 1.4 million Preferred Shares gave Oak Investment Partner the opportunity to convert their Preferred Shares into 5.6 million common shares at a $1.90 per share. This was $0.75 below the market price of $2.65 at May 14, 2009, the date of the second Oak closing. In the second quarter of 2008, the Company  reported a loss of $4.3 million and a $0.06 loss per share.

For the first six months of 2009, the net loss was $127 thousand, or $0.02 loss per share, compared with a net loss of $5.2 million, or $0.07 loss per share.  Net loss applicable to common stockholders for this year’s six-month period, including the non-cash deemed dividend mentioned above and a $1.5 million gain on discontinued operations from the satisfaction of post-closing conditions related to the divestiture of its instrument systems business in March of 2007, was a $0.06 loss per share.

Adjusted EBITDA (defined below) for the 2009 second quarter was $2.3 million, compared to adjusted EBITDA of $179 thousand in the second quarter of 2008.  For the 2009 six-month period, adjusted EBITDA was $5.2 million, versus adjusted EBITDA of $1.2 million in the prior year period.

Operating expenses were $13.0 million for the second quarter of 2009, up 29 percent from $10.1 million in the same quarter of 2008.  For the first six months of 2009, operating expenses totaled $25.8 million, versus $18.8 million in the year-earlier period.  The increase in operating expenses was largely related to additional sales and marketing personnel costs, increased bad debt expense, higher stock compensation expense, and legal and accounting expenses related to certain business development activities.

At June 30, 2009, the Company’s cash and cash equivalents totaled $7.9 million compared with $1.8 million at December 31, 2008.

Ray Land, Senior Vice President and Chief Financial Officer said, “As expected, we were able to complete the second tranche of our private placement of convertible preferred stock with Oak Investment Partners on May 14, 2009 which considerably strengthened our balance sheet.  In addition, we collected $19.9 million in cash in the second quarter which is a 34% increase over our first quarter. This is a strong indication that our billing and collection process is improving.”

Land cited continued progress in marketing programs and customer retention, combined with the early success of new product introductions, in increasing guidance for annual revenue to the range of $96 million to $101 million, as well as positive adjusted EBITDA and operating income for the year.

Andrews concluded, “Clarient’s business model built on a balanced revenue stream across multiple cancer types and technologies is well positioned in the new environment of health reform and cost containment. The opportunities for Clarient to use its established commercial engine to bring new advanced tests to market are numerous and growing daily, and we are hard at work identifying which of those opportunities we will pursue while maintaining a focus on profitability.”

Conference Call

Clarient will hold a conference call to discuss second quarter 2009 results.  The call will include a period for questions and answers.

Date:  Tuesday, August 4, 2009

Time:  5:00 p.m. Eastern

Call-in Number: 1-877-941-6012 (domestic)  +480-629-9771 (international)

Conference ID Number: 4121615

Webcast: www.clarientinc.com/investor

Web Replay:  For those unable to participate during the live broadcast, the webcast replay will be archived at www.clarientinc.com/investor shortly after the call and will be available for one year.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and diagnostic services available both onsite and over the web. The Company is also developing new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung and colon cancers, and leukemia/lymphoma. Clarient is a Safeguard Scientifics, Inc. partner company. www.clarientinc.com

Forward Looking Statements

Certain statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its diagnostic services business, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under the Company’s credit facilities, limitations on the Company’s ability to borrow funds under its credit facilities based on the Company’s qualified accounts receivable and other liquidity factors, the Company’s ability to obtain annual renewals of or replacements for its credit facilities, the effects of a going concern audit opinion on the Company’s operations, the Company’s ability to successfully transition its billing function in-house from a third party vendor, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s prior sale of its instrument systems business to Zeiss are satisfied, the Company’s ability to remediate the material weaknesses in the Company’s internal control over financial reporting, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, the Company’s ability to fund development of new diagnostic tests and novel markers and the amount of resources the Company determines to apply to novel marker development and commercialization, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by the Company as income or loss from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense and (iv) stock-based compensation expense.  Adjusted EBITDA as defined by the Company may differ from non-GAAP measures used by other companies and is not a measurement under GAAP.  Management believes that using Adjusted EBITDA as a metric can enhance an overall understanding of the Company’s expected financial performance from ongoing operations, and Adjusted EBITDA is used by management for that purpose.  We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in evaluating companies such as ours and that it provides a useful measure of our financial performance since its use eliminates the effects of period to period changes in costs associated with impairment of assets related to capital investments, interest on our debt, capital lease obligations and non-cash stock based compensation charges.  In addition, under our credit facilities with Gemino Healthcare Finance LLC and Comerica Bank we are required to maintain minimum levels of Adjusted EBITDA.

There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its revenue.  Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures.  Accordingly, in analyzing our future financial performance, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contact:

Matt Clawson

949.474.4300

matt@allencaron.com

Tables follow

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008(**)	2009 (*)	2008 (**)
Revenue	$23,730	$16,916	$46,922	$32,802
Cost of services	9,922	8,491	18,879	15,869

Gross profit	13,808	8,425	28,043	16,933

Sales and marketing	4,634	2,557	8,922	5,030
General and administrative	5,526	5,294	11,044	9,912
Bad debt expense	2,554	2,191	5,269	3,627
Research and development	323	99	523	223

Operating expenses	13,037	10,141	25,758	18,792
Income (loss) from operations	771	(1,716)	2,285	(1,859)
Interest expense, net	742	2,557	3,912	3,348
Income (loss) from continuing operations before income taxes	29	(4,273)	(1,627)	(5,207)
Income tax expense	—	6	—	6
Income from discontinued operations, net of tax	—	—	1,500	—

Net income (loss)	29	(4,279)	(127)	(5,213)

Series A Preferred Stock beneficial conversion feature	(4,290)	—	(4,290)	—
Net loss applicable to common stockholders	$(4,261)	$(4,279)	$(4,417)	$(5,213)
Net income (loss) per share applicable to common stockholders — Basic and diluted:
Income from continuing operations	$(0.06)	$(0.06)	$(0.08)	$(0.07)
Income from discontinued operations	—	—	0.02	—
Net loss applicable to common stockholders	$(0.06)	$(0.06)	$(0.06)	$(0.07)
Weighted average number of common shares outstanding — Basic and diluted:	77,178,464	74,378,958	77,090,932	73,532,771

Reconciliation of Loss from Continuing Operations to “Adjusted EBITDA”

	Three months ended June 30, 2009	Three months ended June 30, 2008**	Six months ended June 30, 2009*	Six months ended June 30, 2008**
Income (Loss) from Continuing Operations	$29	$(4,273)	$(1,627)	$(5,207)
Interest Expense, net	742	2,557	3,912	3,348
Depreciation & Amortization	971	985	1,781	1,854
Stock Compensation Expense	569	904	1,139	1,183
Taxes	—	6	—	6
Adjusted EBITDA	$2,311	$179	$5,205	$1,184

(*)Adjusted for a net $665 thousand accounting error for transactions originating and relating to the first quarter of 2009, but recorded during the second quarter of 2009. The errors included a $745 thousand increase to previously reported revenue for the three months ended March 31, 2009, and a related increase to bad debt expense of $80 thousand.

(**) Adjusted for certain reclassifications between cost of services and operating expenses as a result of an income statement classification error discovered during the fourth quarter of 2008.

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$7,921	$1,838
Restricted cash	2,819	—
Accounts receivable, net	27,473	20,315
Property and equipment, net	13,952	11,911
Other assets	2,154	1,445

Total assets	$54,319	$35,509

Total liabilities	$18,629	$40,249
Stockholders’ equity (deficit)	35,690	(4,740)

Total liabilities and stockholders’ equity	$54,319	$35,509

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